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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): October 31, 2000


                         ALTIVA FINANCIAL CORPORATION
                         ----------------------------
              (Exact Name of Registrant as Specified in Charter)


            DELAWARE                      0-21689               88-0286042
----------------------------------   ---------------------     ------------
 (State or Other Jurisdiction         (Commission File         (IRS Employer
           of Incorporation)              Number)           Identification No.)


                      4405 Northside Parkway, Room 2107
                            Atlanta, Georgia 30327
                            ----------------------
                   (Address of Principal Executive Offices)

Registrant's telephone number, including area code: (404) 231-0702

Item 2.  Acquisition or Disposition of Assets

         On April 19, 2000, Altiva Financial Corporation (the "Company") announced that as of Friday, April 14, 2000, the Company had ceased the origination of loans and had reduced its staff by 90% in both Atlanta and at its wholly-owned subsidiary, The Money Centre, based in Charlotte, North Carolina. The Company reported at that time that it was pursuing an orderly winding up of its business activities and seeking an arrangement with its creditors. The Company's common stock was delisted from the Nasdaq SmallCap Market effective May 1, 2000, as a result of the Company's financial condition.

         As of the date of the financial statements included in the Company's most recent quarterly report on Form 10-Q for the second quarter ended February 29, 2000, which was filed with the Securities and Exchange Commission on May 5, 2000, the Company had total assets of $126,342,000 and total liabilities of $103,235,000. The majority of the Company's tangible assets were encumbered and were comprised primarily of loans held for sale, mortgage-related securities, and fixed assets, with book values of $56,505,000, $31,009,000 and $2,569,000, respectively. The remaining assets were comprised primarily of intangible assets consisting of goodwill, recorded benefits from tax losses and prepaid expenses with book values of $11,330,000, $12,664,000 and $706,000, respectively.

         The Company's warehouse lenders have since repossessed certain of the loans in the Company's loan portfolio that secured related advances to the Company. Loans owned by the Company were sold for aggregate proceeds of $702,000.

         The majority of the Company's mortgage-related securities were held as collateral for approximately $31.0 million of secured debt. On September 29, 2000 the holders of approximately $27.5 million of the secured debt foreclosed on the collateral and held a public auction which yielded proceeds of approximately $10.0 million. The lender holding the remaining mortgage-related security as collateral has notified the Company of the lender's intent to foreclose on the collateral.

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         Fixed assets located at the Company's offices in Charlotte, North
Carolina, Las Vegas, Nevada and Atlanta, Georgia have either been sold or abandoned. The gross proceeds from the sale of such assets totaled approximately $150,000. Assets subject to capitalized leases have either been returned to the applicable lessor or sold, and in the latter case, the proceeds of sale have been forwarded to the lessor.

         Under the terms of a Deed of Assignment for the Benefit of Creditors, dated October 31, 2000 (the "Assignment Agreement"), between the Company, as assignor, and Herbert C. Broadfoot II, as assignee, the Company assigned, for the benefit of the Company's creditors, all of the Company's assets, wherever located. The assets assigned, comprised principally of miscellaneous receivables, had a book value of approximately $400,000. The Assignment Agreement directs the assignee to liquidate such assets, collect all claims and demands of the Company, and, after paying and discharging all reasonable expenses in connection with the performance of the assignee's duties, pay and discharge, to the extent of funds available, all of the Company's debts and liabilities. If there are insufficient funds to pay and discharge such debts and liabilities, the assignee is to pay such debts and liabilities on a pro rata basis and in proportion to their priority under applicable law. If there are any excess funds after payment and discharge of all of the Company's debts and liabilities, the assignee is obligated to remit such funds to the Company.

         The Company prepared and attached to the Assignment Agreement a schedule of the Company's and The Money Centre's creditors and the amounts of such creditors' claims. The aggregate amount of such claims is in excess of $6.1 million. Based on the anticipated liquidation value of the assets assigned to the assignee under the Assignment Agreement, the Company does not believe that the liquidation of the Company's assets by the assignee will generate sufficient funds to make distributions to the Company's shareholders.

ITEM 5.           OTHER EVENTS

         Mr. Edward B. Meyercord resigned as Chief Executive Officer and Chairman of the Board effective October 29, 2000. Messrs. Meyercord and J.D. Williamson, the Company's remaining directors, resigned from the Board of Directors on October 31, 2000, the date of the Assignment Agreement. The Company's three remaining employees have been assisting or will continue to assist with the winding up of the Company.


ITEM 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND
                  EXHIBITS.

         (c)      Exhibits

                  10.1     Deed of Assignment for the Benefit of Creditors

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            ALTIVA FINANCIAL CORPORATION


Date: November 15, 2000                     By: /s/ J. Richard Walker
                                               --------------------------------
                                                J. Richard Walker
                                                Executive Vice President and
                                                Chief Financial Officer

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                                Exhibit Index

Exhibit  Description
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
  10.1   Deed of Assignment for the Benefit of Creditors






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